Exhibit 4.2
No. T86015
LOAN AGREEMENT
THIS LOAN AGREEMENT (this “Agreement”) is entered into as of December 1, 2005, by and between BASIN ELECTRIC POWER COOPERATIVE (the “Company”) and CoBANK, ACB (“CoBank”).
In consideration of the agreements herein and in the other "Loan Documents" (as hereinafter defined) and in reliance upon the representations and warranties set forth herein and therein, the parties agree as follows:
ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01.    Definitions. Capitalized terms used in this Agreement and defined in Exhibit A hereto shall have the meanings set forth in such Exhibit.
SECTION 1.02.    Rules of Interpretation. The rules of interpretation set forth in Exhibit A shall apply to this Agreement.
ARTICLE 2
AMOUNT AND TERMS OF LOAN
SECTION 2.01.    Commitment. On the terms and subject to the conditions set forth herein, CoBank agrees to make two loans to the Company, each in the amount of $45,000,000 (the "Commitment"). For ease of reference: (A) the first loan shall hereinafter be referred to as the “First Loan”; (B) the second loan shall hereinafter be referred to as the “Second Loan”; and (C) the First Loan and the Second Loan shall hereinafter be collectively referred to as the “Loans”. The Commitment shall expire at 12:00 Noon, Mountain time, on December 29, 2005, or on such later date as CoBank may, in its sole discretion, authorize in writing.
SECTION 2.02.    Purpose. The purpose of the Loans is to finance the construction of the Dry Fork Station and for general corporate purposes.
SECTION 2.03.    Availability. Subject to Article 3 hereof, the Loans will be made available on December 29, 2005 (the "Closing Date"). The Loans will be made available in a single advance by wire transfer of immediately available funds.
SECTION 2.04.    Interest. The Company agrees to pay interest on the unpaid balance of the: (A) First Loan at 5.85% per annum until December 31, 2028; (B) Second Loan at 5.85% per annum until May 31, 2030, and (C) on and after each such date, in accordance with one of more of the following interest rate options, as selected by the Company:
(1)    Weekly Quoted Variable Rate. At a rate per annum equal at all times to the rate of interest established by CoBank on the first Business Day of each week. The rate established by CoBank shall be effective until the first Business Day of the next week. Each change in the rate shall be applicable to all balances subject to this option and information about the then current rate shall be made available upon telephonic request.

(2)    Quoted Rate. At a fixed rate per annum to be quoted by CoBank in its sole discretion in each instance. Under this option, rates may be fixed on such balances and for such periods as may be agreeable to CoBank in its sole discretion in each instance, provided that: (a) the minimum fixed period shall be 180 days; (b) the minimum amount that may be fixed at any one time shall be $500,000.00; and (c) for each Loan, the maximum number of fixes in place at any one time shall be ten (10).
Subject to the limitations set forth above, the Company: (1) shall select the applicable rate option on the date the initial fixed rate expires for each Loan; and (2) may, on any Business Day, elect to convert balances bearing interest at the variable rate option to the fixed rate option. Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof. Notwithstanding the foregoing, rates may not be fixed in such a manner as to cause the Company to have to break any fixed rate balance in order to pay any installment of principal on the Loans. All elections provided for herein shall be made telephonically or in writing and must be received by 1:45 p.m. Mountain Time; provided, however, that telephonic requests shall be promptly confirmed in writing if requested by CoBank. Interest shall be calculated on the actual number of days the Loans are outstanding on the basis of a year consisting of 360 days. Interest shall be calculated and paid quarterly in arrears as of the last day of each March, June, September, and December;.
SECTION 2.05.    Repayment. The First Loan shall be repaid in accordance with the schedule attached hereto as Exhibit B. The Second Loan shall be repaid in accordance with the schedule attached hereto as Exhibit C.
SECTION 2.06.    Prepayment. The Company may, on three Business Day’s prior written notice, prepay the First Loan and/or the Second Loan in whole or in part, together with: (A) accrued interest on the amount prepaid to the date of payment; and (B) in the event any fixed rate balance is prepaid, a prepayment premium in an amount equal to the greater of: (a) the present value of any funding losses imputed by CoBank to have been incurred as a result of such payment; or (b) $300. Such surcharge shall be determined and calculated in accordance with methodology established by CoBank, a copy of which will be made available upon request All prepayments shall be applied to principal installments on the Loan being prepaid in the inverse order of their maturity and to such fixed and variable rate balances outstanding on the Loan being prepaid as shall be designated by CoBank.
SECTION 2.07.    Notes. The Company's obligation to repay the: (A) First Loan shall be evidenced by a First Mortgage Note in substantially the form of Exhibit D-l hereto (the "First Note"); and (B) Second Loan shall be evidenced by a First Mortgage Note in substantially the form of Exhibit D-2 hereto (the "Second Note"). Each Note shall be duly completed, dated the date hereof, and in the amount of $45,000,000.
SECTION 2.08.    Security. The Company's obligations hereunder and under the Notes shall be secured by: (A) a statutory first priority Lien on all equity which the Company may now own or hereafter acquire or be allocated in CoBank; and (B) the Indenture.
SECTION 2.09.    [Intentionally Omitted]
SECTION 2.10.    Payments.

(A)    Manner of Making Payments. Notwithstanding the terms of the Indenture, the Company shall make, or cause its Paying Agent to make, all payments to CoBank under this Agreement and the Notes by wire transfer of immediately available funds in accordance with the following wire transfer instructions (or in accordance with such other wire transfer instructions as CoBank may direct by notice pursuant to Section 9.03):
Name of Bank: COBANK
Location:    Greenwood Village, CO
ABA No.    [***]
Reference:    Basin Electric
In addition, to the extent permitted under the Indenture, the Company agrees that CoBank need not present the Notes as a condition for receiving payment thereon; provided, however, that CoBank agrees that it will not transfer the Notes without having first complied with the requirements of the Indenture.
(B)    Late Payments; Default Rate. In the event the Company fails to make any payment when due, then without limiting any other rights or remedies that CoBank may have for or on account of such failure, such payment shall be due and payable on demand and, at CoBank's option in each instance, shall accrue interest from the date due to the date paid at the Default Rate.
(C)    Business Days. In the event any day on which principal and interest are due is not a Business Day, then such payment shall be made on the next Business Day and, notwithstanding the Indenture, interest shall continue to accrue during such period on the principal balance of the Loans.
(D)    Records. CoBank shall keep a record of the unpaid principal balance of the Loans, the interest rate elections made with respect thereto, the interest accrued on the Loans, and all payments made with respect to the Loans, and such record shall, absent proof of error, be conclusive evidence of the outstanding principal and interest on the Loans. On the request of the Trustee, CoBank shall certify such information to the Trustee, as well as the amount of any premium provided for herein, and the Company agrees that such certification shall, absent proof of error, be conclusive evidence of the amount so certified.
ARTICLE 3
CONDITIONS PRECEDENT
CoBank's obligation to make the Loans is subject to the following conditions precedent, which, in the case of instruments and documents, must be in form and content specified herein or otherwise acceptable to CoBank:
SECTION 3.01.    This Agreement. CoBank shall have received a duly executed original copy of this Agreement.
SECTION 3.02.    Notes. CoBank shall have received an original copy of the First Note and the Second Note, duly executed by the Company and authenticated by the Trustee under the Indenture.
SECTION 3.03.    Request for Loans. CoBank shall have received an original, duly executed copy of a request for the Loans in the form attached hereto as Exhibit E.

SECTION 3.04.    Evidence of Authority. CoBank shall have received copies, certified by the Secretary-Treasurer or an Assistant Secretary of the Company as of the date hereof, of such board resolutions, evidence of incumbency, and other evidence as CoBank may require that this Agreement, the Notes, and all Loan Documents executed in connection herewith or therewith have been duly authorized, executed and delivered.
SECTION 3.05.    Indenture. CoBank shall have received a copy of all supplemental indentures and amendments to the Indenture entered into since August 1, 2003, certified by the Company.
SECTION 3.06.    Supplemental Indenture. CoBank shall have received an original copy, duly executed by the Company and the Trustee, of a Supplemental Indenture to the Indenture in the form attached hereto as Exhibit F (the "Supplemental Indenture").
SECTION 3.07.    Indenture Documents. CoBank shall have received copies of each instrument and document furnished to the Trustee under the Indenture in connection with the transactions contemplated hereby, including, without limitation: (A) the Board Resolution required by Section 4.1 of the Indenture; (B) the Officer's Certificate required by Section 4.1 B of the Indenture; (C) the Opinion of Counsel required by Section 4.1(C) of the Indenture; (D) and each of the instruments and documents required by Section 4.3 of the Indenture, including the Available Margins Certificate.
SECTION 3.08.    Consents and Approvals. CoBank shall have received such evidence as CoBank may require that any required consents and approvals referred to in Section 4.05 hereof have been obtained and are in full force and effect.
SECTION 3.09.    Insurance. CoBank shall have received such evidence as CoBank may require that the Company is in compliance with Section 5.03 hereof.
SECTION 3.10.    Opinion of Counsel. CoBank shall have received a duly executed original copy of an opinion of counsel to the Company.
SECTION 3.11.    [Intentionally Omitted]
SECTION 3.12.    Fees and Charges. CoBank shall have received all fees and charges provided for herein.
SECTION 3.13.    Absence of Default. No Default or Event of Default shall have occurred and be continuing.
SECTION 3.14.    Representations and Warranties. Each of the representations and warranties of the Company set forth herein and in all other Loan Documents shall be true and correct as of the date of the Loans.
SECTION 3.15.    Articles and Bylaws. CoBank shall have received a copy of the Company's articles of incorporation and bylaws, certified by the Secretary-Treasurer or an Assistant Secretary of the Company as being in full force and effect as of the date hereof.
SECTION 3.16.    Good Standing Certificate. CoBank shall have received a certificate of the Secretary of State of North Dakota dated within 30 days of the date hereof attesting to the due incorporation and good standing of the Company under the Laws of the State of North Dakota.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
To induce CoBank to enter into this Agreement and make the Loans contemplated hereby, the Company represents and warrants that:
SECTION 4.01.    Organization, Etc. The Company and each Subsidiary: (A) is a corporation duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation; (B) has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted; and (C) is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary.
SECTION 4.02.    Licenses, Permits, Etc. The Company and each Subsidiary has all licenses, permits, franchises, patents, copyrights, trademarks, tradenames, or rights thereto which are material to the conduct of its business or required by Law.
SECTION 4.03.    Authority. The execution, delivery and performance by the Company of this Agreement and the other Loan Documents and the performance of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and do not violate any provision of Law or of the articles of incorporation or bylaws of the Company or result in a breach of, or constitute a default under the Indenture or any other agreement to which the Company is a party or by which it may be bound.
SECTION 4.04.    Binding Agreement. Each of the Loan Documents is, or when executed and delivered will be, the legal, valid, and binding obligation of the Company, enforceable in accordance with its terms, subject only to limitations on enforceability imposed in equity or by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors' rights generally.
SECTION 4.05.    Consents. No consent, permission, authorization, order, or license of any governmental authority or of any party to any agreement to which the Company is a party or by which it or any of its property may be bound or affected, is necessary in connection with the execution, delivery, or performance of the Loan Documents, except such as have been obtained are in full force and effect.
SECTION 4.06.    Compliance with Laws. Neither the Company nor any Subsidiary is in violation of any Law to which it is subject, which violation could reasonably be expected to have a Material Adverse Effect.
SECTION 4.07.    Pending Litigation. There are no actions, suits or proceedings pending, or to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary in any court or before any governmental authority, arbitration board or tribunal, mediator, or the like, which could, if adversely decided, have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default with respect to any judgment or any order of any court, governmental authority, arbitration board or tribunal, mediator or the like.
SECTION 4.08.    Financial Statements. The consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 31 for each of the years 2003 and 2004, and the statements of operations, changes in equity, and statements of cash flows for the fiscal years ended on said dates, each accompanied by a report thereon containing an opinion unqualified as to scope limitations imposed by the Company and otherwise without qualification by Deloitte & Touche LLP, in each such case, have been prepared in accordance with GAAP consistently applied except as therein noted, are correct and complete and present fairly the financial position of the Company and its Subsidiaries as of such dates and the results of their operations and changes in their financial position or cash flows for such periods. The unaudited consolidated balance sheets of the Company and its consolidated Subsidiaries as of September 30, 2005, and the unaudited statements of operations and statements of cash flows for the nine-month period ended on said date prepared by the Company have been prepared in accordance with GAAP consistently applied, are correct and complete and present fairly the financial position of the Company and its consolidated Subsidiaries as of said date and the results of their operations and changes in their financial position or cash flows for such period. Since September 30, 2005, there has been no change in the condition, financial or otherwise, of the Company and its consolidated Subsidiaries as shown on the consolidated balance sheet as of such date except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse. Neither the financial statements referred to above nor this Agreement, the Indenture or any other written statement furnished by the Company to CoBank in connection herewith, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact peculiar to the Company or its Subsidiaries which the Company has not disclosed to CoBank in writing which has a Material Adverse Effect nor, so far as the Company can now foresee, will have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.
SECTION 4.09.    Subsidiaries. Exhibit G hereto states the name of each of the Company's Subsidiaries, its jurisdiction of incorporation, and the percentage of its voting stock owned by the Company and/or its Subsidiaries. The Company and each Subsidiary has good and marketable title to all of the shares it purports to own of the stock of each Subsidiary free and clear in each case of any Lien (other than the Lien of the Indenture). All such shares have been duly issued and are fully paid and non-assessable.
SECTION 4.10.    No Defaults. Neither the Company nor any Subsidiary is in default in the payment of principal or interest on any indebtedness for borrowed money, and is not in material default under any instrument or instruments or agreements under and subject to which any indebtedness for borrowed money has been issued, and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder. In addition, the Company is not in default under any Wholesale Power Contract or any other agreement which, if terminated, could have a Material Adverse Effect.
SECTION 4.11.    Title to Properties. The Company and each Subsidiary has good and marketable title in fee simple (or its equivalent under applicable Law) to all material parcels of real property and has good title to all the other material items of property it purports to own, including that reflected in the most recent balance sheet referred to in Section 4.08 hereof, except as sold or otherwise disposed of in the ordinary course of business and except for the Lien of the Indenture and Permitted Exceptions.
SECTION 4.12.    Taxes. All tax returns required to be filed by the Company or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Company or any Subsidiary or upon any of their respective properties, income or franchises, which are shown to be due and payable in such returns have been paid. For all taxable years ending on or before December 31, 1998, the Federal income tax liability of the Company and its Subsidiaries has been satisfied and either the period of limitations on assessment of additional Federal income tax has expired or the Company and its Subsidiaries have entered into an agreement with the Internal Revenue Service closing conclusively the total tax liability for the taxable year. The Internal Revenue Service has examined the years 1999 through 2003. The Revenue Agent’s Report has been signed and all income taxes have been paid. The Report is currently under review by the Joint Committee on Taxation. The Company does not know of any proposed material additional tax assessment against it for which adequate provision has not been made on its accounts, and no material controversy in respect of additional Federal or state income taxes due since said date is pending or to the knowledge of the Company threatened. The provisions for taxes on the books of the Company and each Subsidiary are adequate for all open years, and for its current fiscal period.
SECTION 4.13.    Compliance with Environmental Laws. Neither the Company nor any Subsidiary is in material violation of any applicable Laws relating to public health, safety or the environment (including, without limitation, relating to releases, discharges, emissions or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls (PCB's), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances), which violation could have a Material Adverse Effect. The Company does not know of any liability or class of liability of the Company or any Subsidiary under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.).
SECTION 4.14.    ERISA. The Company and each of its ERISA Affiliates is in compliance with all requirements of ERISA, the Company and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to each plan governed thereby, no grounds exist entitling the Pension Benefit Guaranty Corporation to institute proceedings to terminate a plan maintained by the Company or any ERISA Affiliate this is subject to ERISA, and neither the Company nor any ERISA Affiliate has any liability arising form the withdrawal or termination of any plan subject to ERISA.
SECTION 4.15. Conflicting Agreements. None of the Loan Documents conflicts with, or constitutes (with or without the giving of notice and/or the passage of time and/or the occurrence of any other condition) a default under, any other agreement to which the Company or any Subsidiary is or expects to become a party or by which the Company, any Subsidiary, or any of its or their properties may be bound or affected.
SECTION 4.16.    Indenture Matters. (A) Upon making the Loans, the Notes will constitute Obligations and will be secured under the Indenture equally and ratably with all other Obligations; (B) the Supplemental Indenture has been duly filed and recorded in all places required by Law in order to accord CoBank the benefits of the Indenture; (C) all instruments and documents required to be filed or recorded in order to accord the Trustee a duly perfected Lien on the Trust Estate have been duly and properly filed and recorded; (D) except for Permitted Exceptions, there are no other Liens on the Trust Estate; (E) no Indenture Default or Indenture Event of Default has occurred and is continuing; and (F) there are no Qualifying Securities Indentures existing on the date hereof.

ARTICLE 5
AFFIRMATIVE COVENANTS
Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect, the Company agrees to:
SECTION 5.01.    Compliance with Indenture and RUS Loan Agreement. Comply with all of the terms of the Indenture and the RUS Loan Agreement, and cause each Qualifying Subsidiary to comply with all of the terms of its Qualifying Securities Indenture. Without limiting the foregoing, the Company will have for each fiscal year of the Company a Margins for Interest Ratio of not less than 1.10.
SECTION 5.02.    Compliance With Laws. Comply in all material respects, and cause each Subsidiary to comply in all material respects, with all applicable Laws (including all Laws relating to the environment), which, if not complied with, could have a Material Adverse Effect.
SECTION 5.03.    Insurance. Maintain insurance with such companies, in such amounts, and covering such risks as is required to be maintained by the Company under the terms of the Indenture. In addition, the Company agrees to cause each Subsidiary to maintain insurance in such amounts and covering such risks as are usually carried by companies engaged in the same business and similarly situated. The Company agrees to furnish to CoBank such proof of compliance with this Section as CoBank may from time to time reasonably require.
SECTION 5.04.    Property Maintenance. Maintain the System in accordance with Prudent Utility Practice.
SECTION 5.05.    Books and Records. Keep, and cause each Subsidiary to keep, adequate records and books of account in which complete entries will be made in accordance with Accounting Requirements.
SECTION 5.06.    Reports and Notices. Furnish to CoBank:
(A)    Annual Financial Statements. As soon as available, but in no event more than 120 days after the end of each fiscal year of the Company occurring during the term hereof, annual consolidated and consolidating financial statements of the Company and its consolidated Subsidiaries prepared in accordance with GAAP consistently applied. Such financial statements shall: (a) in the case of the consolidated statements, be audited by a firm of nationally recognized independent certified public accountants selected by the Company; (b) in the case of the consolidated statements, be accompanied by a report of such accountants containing an opinion to the effect that the financial statements: (i) were audited in accordance with generally accepted auditing standards; and (ii) present fairly, in all material respects, the financial position of the Company as at the end of the year and the results of its operations for the year then ended, in conformity with GAAP; (c) be prepared in reasonable detail and in comparative form; and (d) include a balance sheet, a statement of operations, a statement of changes in equity, a statement of cash flows, and all notes and schedules (including consolidating schedules) relating thereto.
(B)    Interim Financial Statements. As soon as available, but in no event more than 60 days after the end of the first three fiscal quarters of the Company for each year occurring during the term hereof, a consolidated balance sheet of the Company and its consolidated Subsidiaries as of the end of such quarter and a consolidated statement of operations for the Company and its consolidated Subsidiaries for such period and for the period year to date, all prepared in reasonable detail and in comparative form in accordance with GAAP consistently applied.
(C)    Officer's Certificate. Together with each set of financial statements delivered to CoBank pursuant to Subsection (A) of this Section 5.06, a certificate of the Chief Financial Officer of the Company (or other officer of the Company acceptable to CoBank): (1) stating the Margins For Interest Ratio achieved by the Company for the fiscal year covered by such financial statements and setting forth the calculations used in computing such Ratio; (2) setting forth Basin's Credit Rating from each Rating Agency which has issued a Credit Rating on the Company or its debt; and (3) certifying that, to the best knowledge of such officer, no Default or Event of Default occurred during the period covered by such statements or, if a Default or Event of Default did occur during such period, a statement as to the nature thereof, whether such Default or Event of Default is continuing, and if continuing, the action which is proposed to be taken with respect thereto.
(D)    Annual Financial Information and Budgets.
(1)    RUS Form 12; FERC Form 1. As soon as available, but in no event more than 120 days after each fiscal year end, a copy of either the Company’s Form 12 submitted to RUS or FERC Form 1 submitted to Federal Energy Regulatory Commission.
(2)    Budgets. As soon as available, but in no event more than 60 days after each fiscal year end, annual budgets and forecasts of operations for the Company and its Subsidiaries for the ensuing year and for a ten year period, in such detail as CoBank may from time to time reasonably require.
(E)    Notice of Litigation, Material Matters, Etc. Promptly after becoming aware thereof, notice of: (1) the commencement of any action, suit or proceeding against the Company or any Subsidiary before any court, governmental instrumentality, arbitrator, mediator or the like which, if adversely decided, could reasonably be expected to have a Material Adverse Effect; (2) the receipt of any notice, indictment, pleading, or other communication alleging a condition that: (a) may require the Company or any Subsidiary to undertake or to contribute to a clean-up or other response under any environmental Law, or which seeks penalties, damages, injunctive relief, or other relief as a result of an alleged violation of any such Law, or which claims personal injury or property damage as a result of environmental factors or conditions; and (b) if true or proven, could reasonably be expected to have a Material Adverse Effect or result in criminal sanctions; (3) the occurrence of any other event or matter (including the rendering of any order, judgment, ruling and the like) which could reasonably be expected to have a Material Adverse Effect; (4) the occurrence of any event under the Indenture or any Qualifying Securities Indenture which would require the Trustee or any Subsidiary Trustee to resign; and (5) the breach by the Trustee or any Subsidiary Trustee of any provision of the Indenture or any Qualifying Securities Indenture.
(F)    Notice of Default. Promptly after becoming aware thereof, notice of the occurrence of a Default, an Event of Default, a Qualifying Securities Indenture Default, or a Qualifying Securities Indenture Event of Default.
(G)    Notice of Certain Events. Notice of each of the following at least 30 days prior thereto: (1) any change in the name or structure of the Company; or (2) any change in the Trustee or any Subsidiary Trustee; (3) the sale by the Company or any Subsidiary of all or a portion of the equity interests held by the Company or any Subsidiary in a Subsidiary; and (4) the discontinuance of any material part of the operations of the Company or any Qualifying Subsidiary.
(H)    Other Information. Such other information regarding the condition or operations, financial or otherwise, of the Company and its Subsidiaries as CoBank may from time to time reasonably request, including copies of all opinions furnished under Section 13.5 (A) and (B) of the Indenture and all pleadings, notices and communications referred to in Section 5.06(E) hereof.
SECTION 5.07.    Capital. Acquire voting stock in CoBank in such amounts and at such times as CoBank may from time to time require in accordance with its bylaws and capital plan (as each may be amended from time to time), except that the maximum amount of voting stock that the Company may be required to purchase in connection with the Loan may not exceed the maximum amount permitted by the bylaws on the date of this Agreement. The rights and obligations of the parties with respect to such stock and any patronage or other distributions made by CoBank shall be governed by CoBank’s bylaws.
SECTION 5.08.    Inspection. Permit CoBank or its agents, upon reasonable notice and during normal business hours or at such other times as the parties may agree, to examine the properties, books and records of the Company and its Subsidiaries, and to discuss its affairs, finances and accounts with its officers, directors, and independent certified public accountants.
SECTION 5.09.    Ratings. Maintain a Credit Rating with a Rating Agency.
SECTION 5.10.    Excepted Property. If an Event of Default or a Qualifying Securities Indenture Event of Default has occurred and is continuing and CoBank so requests in writing: (A) enter into a Supplemental Indenture with the Trustee and cause each Qualifying Subsidiary to enter into a supplemental indenture or like instrument with each Subsidiary Trustee (in form and content reasonably acceptable to the Trustee, the Subsidiary Trustee, and CoBank) adding to the Trust Estate or Subsidiary Trust Estate such Excepted Property as CoBank may designate in writing; and (B) promptly record same in all places required by Law in order to accord the Trustee and the Subsidiary Trustee a duly perfected Lien on the designated Excepted Property; provided, however, that unless a Qualifying Securities Indenture Event of Default could reasonably be expected to have a Material Adverse Effect, the Company's obligations hereunder shall be limited to causing the Qualifying Subsidiary with respect to which the Qualifying Securities Indenture Event of Default has occurred, to enter into a supplemental indenture or like instrument as provided above.
SECTION 5.11.    Security. Take, and cause each Qualifying Subsidiary to take, such steps (including the execution and recording of such instruments and documents) as CoBank may from time to time reasonably require in order to enable: (1) the Trustee to obtain, perfect and maintain its Lien on the Trust Estate; and (2) any Subsidiary Trustee to obtain, perfect and maintain its Lien on the Subsidiary Trust Estate; provided, however, that nothing contained herein shall obligate the Company to take steps which are in conflict with the requirements of the Indenture, any Qualifying Securities Indenture, or any contrary direction provided by the requisite Holders.
SECTION 5.12.    Condemnation. In the event all or a material portion of the System is taken in a condemnation action or proceeding or in a like proceeding or is sold or otherwise transferred in lieu thereof or pursuant to any right of any governmental authority to direct the sale of transfer thereof, the Company shall apply the proceeds thereof to the redemption of the Obligations.

ARTICLE 6
NEGATIVE COVENANTS
Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect:
SECTION 6.01.    Consolidations, Mergers and Corporate Reorganizations. The Company shall not consolidate or merge with or into any other Person, or convey or transfer all or any material portion of its assets to any Person, or otherwise reorganize its corporate structure to transfer functions or any part of its assets to any other Person, or enter into a Restructuring Transaction.
SECTION 6.02.    Material Contracts. The Company will not: (A) enter any contract for the management or operation of all or any material portion of its assets; (B) breach or terminate any Wholesale Power Contract; or (C) amend, supplement, modify, or waive any provision of a Wholesale Power Contract, if the effect thereof could reasonably be expected to have a Material Adverse Effect.
SECTION 6.03.    Negative Pledge. Except for Permitted Exceptions, the Company shall not, directly or indirectly create, incur, assume or permit to exist any Lien on the Trust Estate that is subordinated to the Lien of the Indenture, unless the instrument under which such Lien is created expressly states that: (i) it is subordinate to the Lien of the Indenture (whether or not duly recorded or perfected); and (ii) the holder thereof shall not have a right to foreclose on, or to exercise any other remedies with respect to, the property secured thereby, unless the Trustee shall then be pursuing like remedies; provided, however, that the Company shall not be required to comply with (ii) above if the Indenture provides that an Indenture Event of Default will arise upon the foreclosure of or the taking of any other action to enforce such subordinated Lien.
SECTION 6.04.    Defeasance. The Company shall not defease the obligations evidenced by any Note: (A) with "Defeasance Securities" (as defined in the Indenture) of a type referred to in subparagraph (B) of the definition of Defeasance Securities; and (B) unless the opinion referred to in Section 7.1B(6) is of a nationally recognized firm and is unqualified.
SECTION 6.05.    Indenture Restrictions. Notwithstanding the provisions of the Indenture, the Company shall not:
(A)    enter into a Supplemental Indenture pursuant to Section 12.1H of the Indenture if the effect thereof is to materially adversely affect the interests of the Holders of the Obligations;
(B)    enter into a Supplemental Indenture pursuant to Section 12.1C, 12.1D, 12.11 or 12.1K of the Indenture if (a) the Holders of the Obligations issued under such Supplemental Indenture are granted greater security rights in and to the Trust Estate than those security rights enjoyed by CoBank in its capacity as a Holder of Obligations under the Indenture, provided, however, that neither (I) the existence of Credit Enhancement nor (II) the creation and maintenance of debt service or similar funds for the payment of the principal and interest on Obligations issued under such Supplemental Indenture (to the extent such debt service or other similar funds are funded from the proceeds of the issuance of such Obligations or funded in connection with the refinancing of other debt by such Obligations), shall constitute greater security rights in and to the Trust Estate within the meaning of this Section; (b) the Holders of the Obligations issued under such Supplemental Indenture are given an independent right to accelerate repayment of such Obligations (whether directly or indirectly, including through a mandatory or optional redemption provision), unless such acceleration right is also given to CoBank provided, however, that: (1) rights to acceleration arising as a result of the fact that interest on Obligations (or other indebtedness secured by such Obligations) is not excludable from the gross income of the holder thereof pursuant to the Internal Revenue Code, as amended, shall not constitute the providing of an independent right to accelerate within the meaning of this Section; and (2) that acceleration and similar rights may be granted to any government authorities and trustees without first complying with this Section in connection with the issuance of Obligations (or other indebtedness secured by such Obligations) the interest on which is excludable from the gross income of the holder thereof pursuant to the Internal Revenue Code, as amended, if such acceleration and similar rights are substantially similar to those granted to Mercer County, North Dakota and The First National Bank of Chicago, as trustee, pursuant to the Trust Indenture dated as of November 1, 1984 authorizing $147,000,000 Adjustable/Fixed Rate Pollution Control Bonds (Basin Electric Power Cooperative Antelope Valley Station) prior to conversion of the interest on such Bonds to a long-term interest rate pursuant to the provisions of subsection 3 of Section 2.04 of such Indenture; (c) modify or alter Section 8.7 of the Indenture or the obligation of the Trustee under the Indenture to hold the Trust Estate for the equal and proportionate benefit and security of the Holders, without any priority of any Obligation over any other Obligation.
ARTICLE 7
EVENTS OF DEFAULT
Each of the following shall constitute an “Event of Default” hereunder:
SECTION 7.01.    Payment Default. The Company should fail to make when due any payment to CoBank hereunder or under any Note, and such failure shall continue for five Business Days.
SECTION 7.02.    Indenture. An Indenture Event of Default shall have occurred and be continuing.
SECTION 7.03.    Representations and Warranties, Etc. Any opinion, certificate or like document furnished to CoBank or the Trustee by or on behalf of the Company, or any representation or warranty made or deemed made by the Company herein or in any other Loan Document, shall prove to have been false or misleading in any material respect on or as of the date furnished, made or deemed made.
SECTION 7.04.    Covenants. The Company should fail to perform or comply with any covenant set forth herein and such failure continues for 30 days after written notice thereof shall have been given by CoBank to the Company.
ARTICLE 8
REMEDIES UPON DEFAULT
SECTION 8.01.    Remedies. Upon the occurrence and during the continuance of an Event of Default, CoBank may terminate the Commitment, take such action as may be permitted by the Indenture (including, to the extent permitted under the Indenture, to declare the unpaid principal balance of the Notes, all accrued interest thereon, and all other amounts payable under this Agreement, the Notes, and all other Loan Documents to be immediately due and payable), and take such other action as may be permitted by Law or in equity, including an action or proceeding to specifically enforce any covenant contained herein or to restrain the breach thereof. The Company hereby waives any defense to any such action that an adequate remedy at law exists.

SECTION 8.02.    Default Rate. Upon the occurrence and during the continuance of any Event of Default, CoBank may, at its option in each instance and automatically following an acceleration, charge interest on the unpaid principal balance of the Notes at the Default Rate.
SECTION 8.03.    Miscellaneous. Each and every one of CoBank's rights and remedies shall be cumulative and may be exercised from time to time, and no failure on the part of CoBank to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude any future or other exercise thereof, or the exercise of any other right. Without limiting the foregoing, CoBank may hold and/or set off and apply against the Company’s obligations to CoBank the proceeds of any equity in CoBank, any cash collateral held by CoBank, or any other balances held by CoBank for the Company’s account (whether or not such balances are then due).
SECTION 8.04.    Application of Funds. Upon the occurrence and during the continuance of an Event of Default, CoBank may apply all payments received by it to the Company’s obligations to CoBank in such order and manner as CoBank may elect in its sole discretion; provided, however, that to the extent that the Indenture requires a specific application, such application shall control.
ARTICLE 9
MISCELLANEOUS
SECTION 9.01.    Complete Agreement, Amendments, Etc. The Loan Documents are intended by the parties to be a complete and final expression of their agreement. No amendment, modification, or waiver of any provision of the Loan Documents, and no consent to any departure by the Company herefrom or therefrom, shall be effective unless approved by CoBank and contained in a writing signed by or on behalf of CoBank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
SECTION 9.02.    Applicable Law, Jurisdiction. Except to the extent governed by applicable federal Law, this Agreement and the Notes shall be governed by the Laws of the State of Colorado, without reference to choice of law doctrine. The parties agree to submit to the non-exclusive jurisdiction of any federal or state court sitting in Colorado for any action or proceeding arising out of or relating to this Agreement or any other Loan Document. The Company hereby waives any objection that it may have to any such action or proceeding on the basis of forum non-conveniens.
SECTION 9.03.    Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given upon delivery if personally delivered or sent by overnight mail or by facsimile or similar transmission, or three (3) days after mailing if sent by express, certified or registered mail, to the parties at the following addresses (or such other address as either party may specify by like notice):

If to CoBank, as follows:	If to the Company, as follows:

CoBank, ACB 5500 South Quebec Street Greenwood Village, Colorado 80111 Facsimile: (303) 740-4002 Attention: Energy Banking Group	Basin Electric Power Cooperative 1717 East Interstate Avenue Bismarck, North Dakota 58503 Facsimile: (701) 224-5357 Attention: Senior Vice President & CFO

SECTION 9.04.    Costs, Expenses, and Taxes. To the extent allowed by Law, the Company agrees to pay all reasonable out-of-pocket costs and expenses (including the fees and expenses of counsel retained by CoBank) incurred by CoBank in connection with the origination, administration, interpretation, collection, and enforcement of this Agreement and the other Loan Documents, including, without limitation: (A) all costs and expenses incurred in determining compliance with the Company's obligations hereunder and other the other Loan Documents; (B) all costs and expenses (including all court costs) incurred in connection with any action or proceeding brought by CoBank under the terms hereof; and (C) any stamp, intangible, transfer or like tax incurred in connection with this Agreement or any other Loan Document or the recording hereof or thereof.
SECTION 9.05.    Effectiveness and Severability. This Agreement shall continue in effect until all indebtedness and obligations of the Company under this Agreement and the Notes shall have been paid or satisfied. Any provision of this Agreement or the Notes which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof.
SECTION 9.06.    Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the Company and CoBank and their respective successors and assigns, except that the Company may not assign or transfer its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of CoBank. From time to time, CoBank may sell and assign its rights and/or participations in its rights under this Agreement, the Notes, and all instruments and documents executed in connection with, or relating hereto; provided, however, that: (1) each participant pays patronage on the portion sold to it; and (2) in the event CoBank sells a participation: (a) no such sale shall alter CoBank’s obligations hereunder; and (b) any agreement pursuant to which CoBank may grant a participation shall provide that, the CoBank shall retain the sole right and responsibility to exercise CoBank's rights hereunder and under the Indenture and to enforce the obligations of the Company, including the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document and the right to take action to have the Loans declared due and payable pursuant to the terms of the Indenture; provided, however, that such agreement may provide that the participant may have rights to approve or disapprove: (i) any reduction, modification or forgiveness in the principal amount, interest rates or prepayment premiums owing on the Loans; (ii) any change in the dates on which interest or principal is due; or (iii) the release of any material collateral for the Loans. In connection with the foregoing, CoBank may disclose information concerning the Company and its affiliates to all prospective purchasers. In the event CoBank sells or assigns its rights or participations in its rights, the portion sold shall not be subject to CoBank’s patronage program.
SECTION 9.07.    Headings. Captions and headings used in this Agreement are for reference and convenience of the parties only, and shall not constitute a part of this Agreement.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		BASIN ELECTRIC POWER COOPERATIVE

By:	/s/ Pat Schultz	By:	/s/ Ronald R. Harper
Ronald R. Harper
Title:	Assistant Corporate Secretary	Title:	CEO & General Manager

EXHIBIT A
DEFINITIONS AND RULES OF INTERPRETATION
SECTION 1.01 Definitions. As used in the Agreement or any amendment thereto, the following terms shall have the following meanings:
Accounting Requirements shall have the meaning set forth in the Indenture.
Agreement shall mean this Agreement, as it may be amended or modified from time to time.
Business Day means any day other than a Saturday, Sunday, or other day on which CoBank is, or the Federal Reserve Banks are, closed for business.
Closing Date shall have the meaning set forth in Section 2.03 hereof.
CoBank shall mean CoBank, ACB and its successors and assigns.
Commitment shall have the meaning set forth in Section 2.01 hereof.
Company shall mean Basin Electric Power Cooperative and its permitted successors and assigns.
Credit Enhancement shall have the meaning set forth in the Indenture.
Credit Rating shall mean: (1) a rating assigned by a Rating Agency to any long-term indebtedness (that is not subject to Credit Enhancement issued by or on behalf of the Borrower (including indebtedness issued by any governmental authority with respect to which the Company is an obligor) and secured directly or indirectly under the Indenture; or (2) if the Company shall not have outstanding indebtedness of the type described in clause (1) hereof, a "shadow rating" of the Company's senior, secured long-term indebtedness (that is not subject to Credit Enhancement).
Default shall mean the occurrence of any event which with the giving of notice or the passage of time or the occurrence of any other condition would become an Event of Default or a Qualifying Securities Indenture Event of Default.
Default Rate shall 2% per annum in excess of the rate or rates that would otherwise be in effect under the terms of the Note, except that in the case of overdue interest, fees, and, prior to the final maturity of the Loan (whether as a result of acceleration or otherwise) principal, the term Default Rate shall mean 2% per annum in excess of the variable rate option provided in Section 2.04(C)(1) of the Agreement.
Designated Qualifying Securities shall have the meaning set forth in the Indenture.
Dollars and the sign “$” shall mean lawful money of the United States of America.
ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

ERISA Affiliate shall mean any trade or business, whether or not incorporated, which is a member of a controlled group with the Company within the meaning of Section 40001(a)(14) of ERISA.
Event of Default shall mean any of the events specified in Article 7 of this Agreement.
Excepted Property shall: (i) in the case of the Company, have the meaning set forth in the Indenture; and (ii) in the case of any Qualifying Subsidiary, like property and other property excepted from the Lien of any Qualifying Securities Indenture.
First Loan shall have the meaning set forth in Section 2.01 of the Agreement.
First Note shall have the meaning set forth in Section 2.07 hereof.
GAAP shall mean generally accepted accounting principles in the United States.
Holders shall have the meaning set forth in the Indenture.
Indenture shall mean that certain Indenture dated as of January 1, 1998, between the Company and U.S. Bank National Association, as Trustee, as amended, supplemented or restated from time to time.
Indenture Default shall mean the occurrence of an event which, with the giving of notice and/or the passage of time and/or the occurrence of any other condition would become an Indenture Event of Default.
Indenture Event of Default shall mean an Event of Default (as defined in the Indenture).
Laws shall mean all laws, rules, regulations, codes, orders and the like.
Lien shall mean any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement or any lease in the nature thereof).
Loans shall have the meaning set forth in Section 2.01 hereof.
Loan Documents shall mean this Agreement, the Note, the Indenture, and all instruments or documents relating to this Agreement or the Note to which the Company is a party..
Margins For Interest Ratio shall mean a ratio of "Margins for Interest" to "Interest Charges", as such terms are defined in, and as such ratio is calculated in accordance with, the terms of the Indenture.
Material Adverse Effect shall mean a material adverse effect on the condition, financial or otherwise, operations, properties, margins or business of the Company and its Subsidiaries taken as a whole, or on the ability of the Company or any Subsidiary to perform its obligations under the Loan Documents.
Notes shall mean the First Note and the Second Note, as each may be amended or restated from time to time.
Obligation shall have the meaning set forth in the Indenture.

Paying Agent shall have the meaning set forth in the Indenture.
Permitted Exceptions shall have the meaning set forth in the Indenture.
Person shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.
Prudent Utility Practice shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry in the region during the relevant time period, or any of the practices, methods and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at lowest reasonable cost consistent with good business practices, reliability, safety and expedition. Prudent Utility Practice is not intended to be limited to the optimum practice, method or act, to the exclusion of all others, but rather to include a spectrum of possible practices, methods or acts generally in acceptance in the region in light of the circumstances.
Qualifying Securities Indenture shall have the meaning set forth in the Indenture.
Qualifying Subsidiary shall mean a Subsidiary subject to a Qualifying Securities Indenture.
Qualifying Securities Indenture Event of Default shall mean an Event of Default as defined in any Qualifying Securities Indenture.
Qualifying Securities Indenture Default shall mean the occurrence of an event which, with the giving of notice and/or the passage of time and/or the occurrence of any other condition would become an Qualifying Subsidiary Indenture Event of Default.
Rating Agency shall mean Standard & Poor's Ratings Services, a Division of The McGraw-Hill Companies, Inc., Fitch Ratings, Moody's Investors Service, Inc., any successor to any of the above, or a nationally recognized statistical rating organization (within the meaning of the rules of the United States Securities and Exchange Commission) acceptable to both the Company and CoBank.
Restructuring Transaction shall have the meaning set forth in the Indenture.
RUS shall mean the Rural Utilities Service of the United States Department of Agriculture, or any entity that assumes and succeeds to the rights and obligations of RUS.
RUS Loan Agreement shall mean all loan and other credit agreements between the Company and RUS.
Second Loan shall have the meaning set forth in Section 2.01 of the Agreement.
Second Note shall have the meaning set forth in Section 2.07 of the Agreement
Subsidiary shall mean, as to the Company, a corporation, partnership, limited liability company, joint venture, or other Person of which shares of stock or other equity interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company, joint venture, or other Person are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by the Company.
Subsidiary Trustee shall mean the trustee, mortgagee, or Person performing a like function under any Qualifying Securities Indenture.
Subsidiary Trust Estate shall mean all property secured by a Qualifying Securities Indenture.
Supplemental Indenture shall have the meaning set forth in Section 3.06 of this Agreement.
System shall have the meaning set forth in the Indenture.
Trustee shall mean the Trustee under the Indenture.
Trust Estate shall have the meaning set forth in the Indenture.
Wholesale Power Contracts shall mean the contracts listed on item 1 of Exhibit D to the Indenture, and all amendments, supplements, extensions and replacements thereto.
SECTION 1.02 Rules of Interpretation. The following rules of interpretation shall apply to the Agreement, all Promissory Notes and Supplements, and all amendments to either of the foregoing:
Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with Accounting Requirements, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.
Number. All terms stated in the singular shall include the plural, and all terms stated in the plural shall include the singular.
Including. The term "including" shall mean including, but not limited to.
Default. The expression "while any Default or Event of Default shall have occurred and be continuing" (or like expression) shall be deemed to include the period following any acceleration of the Obligations (unless such acceleration is rescinded).
Permitted Encumbrances. CoBank's consent to the Company having one or more Liens on all or any portion of its assets, shall not be construed to be an agreement to subordinate its Lien on those assets to the extent that such Lien is not otherwise entitled to priority under Law.
Incorporation. All Exhibits to the Agreement shall form a part of, and shall be fully incorporated by reference into, the Agreement as if set forth in full therein.

EXHIBIT B
REPAYMENT SCHEDULE FOR FIRST LOAN

NO.	DATE DUE	AMOUNT DUE	PRINCIPAL BALANCE (After Payment)
1	3/31/2029	$646,875.00	$ 44,353,125.00
2	6/30/2029	656,579.00	43,696,546.00
3	9/30/2029	666,427.00	43,030,119.00
4	12/31/2029	676,424.00	42,353,695.00
5	3/31/2030	686,570.00	41,667,125.00
6	6/30/2030	696,869.00	40,970,256.00
7	9/30/2030	707,322.00	40,262,934.00
8	12/31/2030	717,931.00	39,545,003.00
9	3/31/2031	728,700.00	38,816,303.00
10	6/30/2031	739,631.00	38,076,672.00
11	9/30/2031	750,725.00	37,325,947.00
12	12/31/2031	761,986.00	36,563,961.00
13	3/31/2032	773,416.00	35,790,545.00
14	6/30/2032	785,017.00	35,005,528.00
15	9/30/2032	796,792.00	34,208,736.00
16	12/31/2032	808,744.00	33,399,992.00
17	3/31/2033	820,875.00	32,579,117.00
18	6/30/2033	833,189.00	31,745,928.00
19	9/30/2033	845,686.00	30,900,242.00
20	12/31/2033	858,372.00	30,041,870.00
21	3/31/2034	871,247.00	29,170,623.00
22	6/30/2034	884,316.00	28,286,307.00
23	9/30/2034	897,581.00	27,388,726.00
24	12/31/2034	911,044.00	26,477,682.00
25	3/31/2035	924,710.00	25,552,972.00
26	6/30/2035	938,581.00	24,614,391.00
27	9/30/2035	952,659.00	23,661,732.00
28	12/31/2035	966,949.00	22,694,783.00
29	3/31/2036	981,454.00	21,713,329.00
30	6/30/2036	996,175.00	20,717,154.00
31	9/30/2036	1,011,118.00	19,706,036.00
32	12/31/2036	1,026,285.00	18,679,751.00
33	3/31/2037	1,041,679.00	17,638,072.00
34	6/30/2037	1,057,304.00	16,580,768.00
B-1

NO.	DATE DUE	AMOUNT DUE	PRINCIPAL BALANCE (After Payment)
35	9/30/2037	1,073,164.00	15,507,604.00
36	12/31/2037	1,089,261.00	14,418,343.00
37	3/31/2038	1,105,600.00	13,312,743.00
38	6/30/2038	1,122,184.00	12,190,559.00
39	9/30/2038	1,139,017.00	11,051,542.00
40	12/31/2038	1,156,102.00	9,895,440.00
41	3/31/2039	1,173,444.00	8,721,996.00
42	6/30/2039	1,191,045.00	7,530,951.00
43	9/30/2039	1,208,911.00	6,322,040.00
44	12/31/2039	1,227,045.00	5,094,995.00
45	3/31/2040	1,245,450.00	3,849,545.00
46	6/30/2040	1,264,132.00	2,585,413.00
47	9/30/2040	1,283,094.00	1,302,319.00
48	12/31/2040	1,302,319.00	-
B-2

EXHIBIT C
REPAYMENT SCHEDULE

NO.	DATE DUE	AMOUNT DUE	PRINCIPAL BALANCE (After Payment)
1	6/30/2030	$829,220.00	$44,170,780.00
2	9/30/2030	841,658.00	43,329,122.00
3	12/31/2030	854,283.00	42,474,839.00
4	3/31/2031	867,097.00	41,607,742.00
5	6/30/2031	880,104.00	40,727,638.00
6	9/30/2031	893,305.00	39,834,333.00
7	12/31/2031	906,705.00	38,927,628.00
8	3/31/2032	920,306.00	38,007,322.00
9	6/30/2032	934,110.00	37,073,212.00
10	9/30/2032	948,122.00	36,125,090.00
11	12/31/2032	962,344.00	35,162,746.00
12	3/31/2033	976,779.00	34,185,967.00
13	6/30/2033	991,430.00	33,194,537.00
14	9/30/2033	1,006,302.00	32,188,235.00
15	12/31/2033	1,021,396.00	31,166,839.00
16	3/31/2034	1,036,717.00	30,130,122.00
17	6/30/2034	1,052,268.00	29,077,854.00
18	9/30/2034	1,068,052.00	28,009,802.00
19	12/31/2034	1,084,073.00	26,925,729.00
20	3/31/2035	1,100,334.00	25,825,395.00
21	6/30/2035	1,116,839.00	24,708,556.00
22	9/30/2035	1,133,592.00	23,574,964.00
23	12/31/2035	1,150,595.00	22,424,369.00
24	3/31/2036	1,167,854.00	21,256,515.00
25	6/30/2036	1,185,372.00	20,071,143.00
26	9/30/2036	1,203,153.00	18,867,990.00
27	12/31/2036	1,221,200.00	17,646,790.00
28	3/31/2037	1,239,518.00	16,407,272.00
29	6/30/2037	1,258,111.00	15,149,161.00
30	9/30/2037	1,276,982.00	13,872,179.00
31	12/31/2037	1,296,137.00	12,576,042.00
32	3/31/2038	1,315,579.00	11,260,463.00
33	6/30/2038	1,335,313.00	9,925,150.00
34	9/30/2038	1,355,343.00	8,569,807.00
35	12/31/2038	1,375,673.00	7,194,134.00
C-1

NO.	DATE DUE	AMOUNT DUE	PRINCIPAL BALANCE (After Payment)
36	3/31/2039	1,396,308.00	5,797,826.00
37	6/30/2039	1,417,252.00	4,380,574.00
38	9/30/2039	1,438,511.00	2,942,063.00
39	12/31/2039	1,460,089.00	1,481,974.00
40	3/31/2040	1,481,974.00	-
C-2